Exhibit (p)(2)

For internal use only	1

TABLE OF CONTENTS

CODE OF ETHICS AND INSIDER TRADING POLICY		3

SECTION 1.	PERSONAL TRADING, CONDUCT, AND REPORTING	5

1.1	Statement of General Principles	5
1.2	Disclosure and Reporting Requirements	5
1.3	Substantive Restrictions on Personal Investing Activities	7
1.4	Trading While In Possession of Material, Non-public Information	7
1.5	Sanctions	7
1.6	Confidential Information	7
1.7	Gifts & Entertainment	8
1.8	Political Contributions Policy	8
1.9	Services as Director	8
1.10	Responsibilities of the Chief Compliance Officer	8
1.11	Responsibilities of the Board of Governors	9
1.12	Records	9
1.13	Regular Reporting to Fund Trustees	10
1.14	Amendments to the Code	10

SECTION 2.	INSIDER TRADING POLICY AND PROCEDURES	10

2.1	Statement of General Principles	10
2.2	Policy Statement on Insider Trading	10
2.3	Procedures to Implement the Insider Trading Policy	12
2.4	Informational Barrier Procedures	13
2.5	Resolving Issues Concerning Insider Trading	13

APPENDIX I		14
APPENDIX II		18
APPENDIX III		19
APPENDIX IV		21
APPENDIX V		22
APPENDIX VI		23
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Allianz Life Financial Services, LLC

Code of Ethics and

Insider Trading Policy

Effective August 21, 2007

Allianz Life Financial Services, LLC (the “Distributor” or “ALFS”) is a wholesale broker dealer that offers investment company and insurance products through various distribution channels, such as retail broker dealers (BD) and wholesaling BDs at Field Marketing Organizations (FMOs). ALFS activities as a wholesale broker dealer are subject to various requirements under state and federal laws and regulations.

ALFS is confident of the integrity and good faith of its officers, directors, and Registered Representatives (RRs). (In certain instances within this document, officers, directors, and RRs may be collectively referred to as “personnel.”) There are, however, certain instances where Distributor personnel may possess knowledge regarding present or future transactions by a series of the AIM ETF Products Trust, Allianz Variable Insurance Products Trust (the “VIP Trust”) or the Allianz Variable Insurance Products Fund of Funds Trust (the “FOF Trust”) (collectively referred to as the “Trusts”) or may have the ability to influence portfolio transactions made by Allianz Investment Management, LLC (the “Adviser”) or by a sub-adviser for the Trusts. In these situations, personal interests may conflict with those of the Trusts. This Code of Ethics discusses the policies that apply to RRs who are considered Access Persons whose responsibilities place them in a potential conflict of interest with the Trusts. Capitalized terms contained in this Code of Ethics and Insider Trading Policy (the “Code”) are defined in Appendix I.

In view of the above, the Distributor has adopted this Code to establish standards of professional conduct, reporting requirements and enforcement procedures1 designed to prohibit potential conflicts of interest and regulate personal securities trading by Access Persons, as the term is defined in under Rule 17j-1 under the Investment Company Act of 1940, as amended (“Rule 17j-1”).2 In certain instances, this Code will also apply to trades by family members of Access Persons and other third parties. The Distributor does not believe any directors, officers, or RRs of the Distributor would, in their capacities as such, constitute Access Persons.3 In the event that any director, officer, or RR acting on behalf of the Distributor should become an Access Person, this Code shall apply.

1	Section 17(j) of the Investment Company Act and Rule 17j-1 thereunder serve as a basis for much of what is contained in this Code.

2	Rule 17j-1(a) defines an “Access Person” as: “(I) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund” or “(ii) any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities [as defined in Rule 17j-1] by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.”

3	Certain officers, directors, or employees of the Distributor may be Access Persons in their capacities as associated persons of the Adviser.
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To assure that personal trading by Access Persons is adequately reviewed and monitored on an ongoing basis, this Code generally imposes the requirements and restrictions outlined below.

Access Persons:

1.	must comply with all applicable state and federal securities laws;
2.	must review and sign an acknowledgement of receipt of this Code and any amendments to the Code and must annually certify they have complied with the requirements of this Code (see Appendix II);
3.	are prohibited from accepting gifts of more than nominal value ($100 per calendar year) from persons doing business with the Distributor or the Trusts;
4.	are prohibited from trading in a security while in possession of related material, non-public information;
5.	must pre-clear all personal securities transactions with the Distributor’s Chief Compliance Officer or a Reviewing Attorney, other than transactions in Exempt Securities and Exempt Transactions (see Appendix III);
6.	must have copies of trade confirmations and account statements sent to ALFS Compliance (see Appendix IV);
7.	must file quarterly transaction reports with the Chief Compliance Officer (see Appendix IV);
8.	must make initial and annual securities holdings reports to the Chief Compliance Officer (see Appendices V and VI);
9.	are generally prohibited from trading contemporaneously with a Trust portfolio when In Receipt of Portfolio Information;
10.	are generally prohibited from purchasing IPOs;
11.	are generally prohibited from purchasing private placements or limited offerings; and
12.	are prohibited from purchasing a Related Fund Share without a prior Second Tier Review.

All personal securities transactions information obtained by the Distributor under this Code will be kept in strict confidence, except that such information will be made available, when specifically requested, to the United States Securities and Exchange Commission (the “SEC”) or any other regulatory or oversight organization which has jurisdiction over the operation of the Distributor.

In certain instances, Access Persons may also be access persons of the Adviser. In such event, approvals may be granted and documents may be maintained pursuant to the Adviser’s Code of Ethics. The Chief Compliance Officer of the Distributor shall have full access to records pertaining to its Access Persons.

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CODE OF ETHICS

SECTION 1. PERSONAL TRADING, CONDUCT, AND REPORTING

1.1	Statement of General Principles

It is the policy of the Distributor that its directors, officers, and employees (each, a “Access persons” and, collectively, the “Access Person”) should: (1) at all times place the interests of the Trusts first; (2) conduct all personal securities transactions in a manner that is consistent with this Code and avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that Distributor personnel should not take inappropriate advantage of their positions.

Access Persons shall comply with all applicable state and federal securities laws. Access persons shall not, in the connection with the purchase or sale by such person:

1.	employ any device, scheme or artifice to defraud;
2.	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, in light of the circumstances under which they are made;
3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or
4.	engage in any manipulative practice.

1.2	Disclosure and Reporting Requirements

1.	Pre-clearance

Access Persons are required to pre-clear all transactions in Securities with the Chief Compliance Officer, including transactions in options and other derivative securities, other than transactions in Exempt Securities and Securities purchased in Exempt Transactions, in which the person has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership.4 A pre-clearance form is attached as Appendix III. You can e-mail your request to the Chief Compliance Officer by copying the entire form into an e-mail and completing the form.

2.	Records of Securities Transactions

Access Persons are required to direct their brokers, as well as banks and other financial institutions effecting securities transactions on their behalf, to provide the ALFS Compliance with duplicate copies of confirmations of all personal securities transactions

4 Generally, a person should consider himself beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such securities benefits substantially equivalent to those of ownership. A person should also consider himself the beneficial owner of securities if he or she can vest or revest title in himself now or in the future. For a more complete definition of the term Beneficial Ownership see Appendix I.

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and copies of periodic statements for all securities accounts on a timely basis. A written confirmation of any non-exempt Securities transactions that are transacted without the use of a broker must be delivered within ten days of the occurrence to the Chief Compliance Officer.

Access Persons must file quarterly transaction reports, due no later than 30 days after the close of the calendar quarter. A form for this purpose is attached as Appendix IV.

3.	Initial and Annual Disclosure of Personal Holdings

Access Persons are required to disclose all personal securities holdings no later than ten days after becoming an Access Person and thereafter on an annual basis within ten calendar days after year end. This report must be current as of a date not more than 45 days prior to the person becoming an Access Person, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted. Exempt Securities are not required to be reported, however, Securities obtained in an Exempt Transaction are required to be reported. Forms for initial and annual reports are attached as Appendices V and VI.

4.	Acknowledgement of Receipt of Code

Access Persons are required to review and sign an acknowledgement of the Code. A form for this purpose is attached as Appendix II.

5.	Annual Certification of Compliance with the Code

Access Persons are also required to certify annually they have read and understand this Code and any amendments to this Code. They must further certify they have complied with the requirements of this Code and they have disclosed or reported all personal securities transactions required to be disclosed or reported. A form for this disclosure is attached as Appendix II.

6.	Reporting Violations of the Code

Access Persons are required to report any violations of the Code promptly to ALFS Compliance. If the Chief Compliance Officer is involved in the violation, the violation shall be reported to an executive officer of the Distributor or a Reviewing Attorney. Reports may be submitted anonymously. ALFS Compliance, or the executive officer of the Distributor or Reviewing Attorney will investigate all reports of violations promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. Examples of violations that must be reported include: non-compliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Distributor’s business; material misstatement in regulatory filings, internal books, and records; activity that is harmful to the Trusts; and deviations from required controls and procedures that safeguard the Trusts and the Distributor.

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1.3	Substantive Restrictions on Personal Investing Activities

1.	Initial Public Offerings and Private Placements

Access Persons may not purchase shares in an initial public offering.

2.	Blackout Periods

Access Persons who are In Receipt of Portfolio Information are prohibited from executing a securities transaction on a day when the Distributor, the Adviser or a sub-adviser has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn.

This restriction does not prevent an Access Person from effecting a trade where the trade is approved by a prior Second Tier Review and (i) the trade is “same way” to the series of a Trust and at least two (2) days after its trading is completed, or (ii) the trade is “opposite way” to a series of a Trust.

3.	Approval by Persons Other than Chief Compliance Officer

In the event that the Chief Compliance Officer is not available, or a trade is proposed to be made for the benefit of the Chief Compliance Officer and the Chief Compliance Officer is an Access Person, pre-approval of a trade by an Access Person can be granted by an executive officer of the Distributor who is not involved in the trade or a Reviewing Attorney. Trades requiring the approval of more than one person may be approved by an executive officer of the Distributor who is not involved in the trade and a Reviewing Attorney.

1.4	Trading While in Possession of Material, Non-public Information

Access Persons are prohibited from trading while in possession of material non-public information. [This prohibition is discussed in Section 2 of this Code.]

1.5	Sanctions

Any prohibited trades may be required to be reversed or any profits realized on prohibited trades may be disgorged. Other sanctions may be imposed as deemed appropriate by the Chief Compliance Officer. In egregious cases, the Access Person may be dismissed.

1.6	Confidential Information

Confidential information and records of the Distributor must be kept confidential in a suitable manner and not shared with third parties or non-involved colleagues. Data privacy and information security must be protected. ALFS maintains privacy policies for the protection of all confidential information and other records as required.

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1.7	Gifts & Entertainment

Access Persons are prohibited from receiving any gift or other thing of more than nominal value (i.e., $100 per calendar year) from any person or entity that does business with or on behalf of the Distributor. Business Entertainment must follow the definitions within the ALFS Registered Representative Compliance Manual, of being normal business entertainment with the access person and guest(s) in attendance. In interpreting this requirement, persons will be governed by the Allianz Life Insurance Company of North America (“Allianz Life”) Conflicts of Interest Policy.

1.8	Political Contributions Policy

Political contributions made by an Access Person to local, state, or federal politicians and candidates must follow the Allianz Life Political Contributions Policy and receive approval as required.

1.9	Services as Director

Access Persons are prohibited from serving on the board of directors or trustees of non-affiliated publicly traded companies without prior written authorization from the Distributor.

1.10	Responsibilities of the Chief Compliance Officer if applicable:

1.	The Chief Compliance Officer shall establish and keep a list of Access Persons.
2.	The Chief Compliance Officer shall notify each Access Person of the reporting requirements of this Code and shall deliver a copy of the Code to each person.
3.	The Chief Compliance Officer will receive a signed acknowledgement of receipt of the Code from each such person in the form set out in Appendix II.
4.	The Chief Compliance Officer shall obtain a written acknowledgement of receipt of any amendment to this Code.
5.	On an annual basis, the Chief Compliance Officer shall obtain from Access Persons an annual certification of compliance with this Code as prescribed in Appendix II. The annual certification shall be filed as soon as practicable after calendar year end.
6.	The Chief Compliance Officer shall obtain from each Access Person, upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in Appendices V and VI. The annual report shall be obtained within ten calendar days after year-end.
7.	The Chief Compliance Officer will review and approve personal securities transactions as set out in this Code.
8.	The Chief Compliance Officer shall obtain from each Access Person, on a quarterly basis, reports in the form prescribed in Appendix IV. The quarterly report shall be obtained within 30 calendar days after quarter end.
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9.	The Chief Compliance Officer shall keep, in an easily accessible location, the records set forth in Section 1.12 (1-6) of this Code.
10.	The Chief Compliance Officer shall document in writing decisions regarding the pre-clearance of all securities transactions for each Access Person.
11.	The Chief Compliance Officer shall promptly and appropriately investigate any violation of this Code reported as set out in Section 1.2(6) of this Code.
12.	The Chief Compliance Officer, on behalf of the Distributor, shall provide a written report to the Board of Trustees (“BOT”) of the Trusts as set out in Section 1.13 of this Code.

1.11	Responsibilities of the Board of Governors

The Board of Governors (“BOG”) of the Distributor shall consider reports made to it by the Chief Compliance Officer and shall determine whether the policies established in this Code have been violated and what sanctions, if any, should be imposed. The BOG shall review the operations of this Code at least annually or as dictated by changes in applicable securities regulations.

1.12	Records

The Distributor shall maintain the following records in an easily accessible place in the manner and to the extent set forth below and will make them available for examination by representatives of the SEC:

1.	a copy of this Code and any other code which is, or at any time within the past five (5) years has been, in effect;
2.	a record of all persons who are or were within the last five years subject to this Code, or are or were responsible for reviewing reports under this Code;
3.	a copy of each report, confirmation and account statement provided by an Access Person pursuant to this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made;
4.	a record of each decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering, for not less than five (5) years following the end of the fiscal year in which the approval is granted;
5.	a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs; and
6.	a copy of each annual compliance report provided by the Distributor to the BOG, as required by Section 1.11 of this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made.
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1.13	Regular Reporting to Fund Trustees

The Distributor will report annually to the BOT of each fund for which the Distributor serves as distributor with respect to any issues arising pursuant to the Code since the last report, including information as to any material violations of the Code and any remedial action taken in response to a material violation of this Code. Additionally, the Distributor will certify the Distributor has adopted reasonable procedures necessary to prevent persons from violating the Code.

1.14	Amendments to the Code

The Code may be amended from time to time and any material amendments or changes shall be subject to approval by the BOG of the Distributor. Additionally, such amendments will be provided to the BOT of each fund for which the Distributor serves as distributor within 6 months of such determination by the BOG. For example, the determination to exempt classes of transactions shall be deemed to be an amendment which shall be subject to approval by the BOG.

INSIDER TRADING

SECTION 2. INSIDER TRADING POLICY AND PROCEDURES

2.1	Statement of General Principles

The Distributor’s policy prohibits Access Persons from acting upon or otherwise misusing non-public or inside information. It is illegal for a person who is in possession of material non-public information about any public company (commonly known as “inside information”) to trade in the company’s securities. It is also illegal for that person to recommend a trade in the company’s securities or give someone else inside information who in turn, may then trade in the company’s securities (commonly known as “tipping”). Trading or tipping based on inside information may be subject to serious penalties, including substantial fines and imprisonment.

The definition of “material information” is subjective. Generally it is information that would affect an investor’s decision to buy, sell, or hold securities. Examples are: (i) a pending acquisition or divestiture, (ii) financial results that are better or worse than recent trends would lead someone to expect, (iii) an increase or decrease in dividends or (iv) a stock split. “Non-public information” is information that has not been effectively communicated to the marketplace.

2.2	Policy Statement on Insider Trading

1.	Information on Insider Trading

The Distributor’s policy prohibits Access Persons from acting upon or otherwise misusing material non-public or inside information. This conduct is frequently referred to as insider trading. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities or to communicating material non-public information to others in breach of a fiduciary duty.

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While the law concerning insider trading is not static, it is generally understood that the law prohibits:

i.	trading by an insider, while in possession of material non-public information;
ii.	trading by a non-insider, while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
iii.	communicating material non-public information to others in breach of a fiduciary duty; or
iv.	providing substantial assistance to someone who is engaged in any of the above activities.

This policy applies to Access Persons within and outside their duties at the Distributor.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Information that officers, directors and RRs should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, information about significant contracts, information about the government’s approval or rejection of a product, results of clinical trials, or the gain or loss of a substantial customer or supplier.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a newspaper reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in a newspaper and whether those reports would be favorable or not.

3.	What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission (“SEC”) or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

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4.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	jail sentences;
•	disgorgement of profit gained or loss avoided, whether or not the person actually benefited;
•	fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Distributor, including dismissal of the persons involved.

2.3	Procedures to Implement the Insider Trading Policy

The following trading restrictions and reporting requirements have been established to aid Access Persons in avoiding insider trading and to aid the Distributor in preventing, detecting, and imposing sanctions against insider trading. All Distributor personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

1.	No Access Persons who possesses material non-public information relating to the Distributor or its affiliates, may buy or sell any securities of the Distributor or its affiliates or engage in any other action to take advantage of, or pass on to others, such material non-public information.
2.	No Access Persons who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.
3.	No Access Persons shall engage in a securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Distributor’s Code.
4.	Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, Access Persons should not discuss any potentially material non-public information concerning the Distributor or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.
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2.4	Informational Barrier Procedures

You should not discuss material non-public information with anyone, including other personnel of the Distributor or its affiliates, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure and confidential.

2.5	Resolving Issues Concerning Insider Trading

The federal securities laws, including the laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact the Chief Compliance Officer. Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

Document Information:

Document:	ALFS Code of Ethics and Insider Trading Policy

Author(s):	ALFS Compliance

Area of Application:	ALFS

Amendments and Updates:

Version	Date	Reason for and Extent of Changes
1.0	08.21.2007	Published
2.0	12.1.2009
3.0	11.2011
4.0	12.2013
5.0	06.2015
6.0	05.2019
7.0	01.2020
8.0	08.2021	Minor updates throughout
9.0	09.2022	Non-material updates.
10.0	09.2023	Annual review. No material updates.
11.0	09.2024	Annual review. No material updates.
12.0	08.2025	Annual review. No material updates.
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APPENDIX I

DEFINITIONS

Access Person

Access Person is defined on page 1 of this Code.

Beneficial Ownership

The following section is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the Securities. You have a pecuniary interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Generally, the following are examples where you would be considered as having beneficial ownership of the securities:

1.	Securities held by members of your immediate family sharing the same household. This presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.
2.	Your interest as a general partner in Securities held by a general or limited partnership.
3.	Your interest as a manager or member in the Securities held by a limited liability company.
4.	Securities held by anyone else if you:

•	obtain benefits substantially similar to ownership of the securities;
•	can obtain ownership of the securities immediately or at some future time; or
•	can vote or dispose of the securities.

You do not have an indirect pecuniary interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

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The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.
2.	Your ownership of a vested beneficial interest in a trust.
3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Control

Power to exercise influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Chief Compliance Officer

The Chief Compliance Officer of the Distributor.

Exempt Securities

The following are Exempt Securities:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptances;
3.	Bank certificates of deposit;
4.	Commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and
5.	Shares issued by open-end funds registered under the 1940 Act, other than Exchange-Traded Funds (“ETFs”) and other than Reportable Funds.

Exempt Transactions

The following are Exempt Transactions:

1.	Any transaction involving the purchase or sale of shares issued by (i) an ETF, (ii) an Exchange-Traded Note (“ETN”), (iii) a Reportable Fund or (iv) a unit investment trust, and any transaction involving the purchase or sale of derivatives on any ETF or ETN;
2.	Any transactions in Securities in an account over which an Access Person does not have any direct or indirect, influence, or control (i.e., in situations where an Access Person has given a third-party (i.e., independent investment adviser) full discretion to make investments on his or her behalf);
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3.	Purchases of Securities under automatic dividend reinvestment plans;
4.	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership;
5.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person has Beneficial Ownership;
6.	Acquisitions or dispositions of Securities as a result of an action taken by another party who has discretion to execute a transaction on their own behalf which results in another transaction in the Access Person’s account (e.g., the exercise of an option or the recall of securities on loan); and
7.	Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

In Receipt of Portfolio Information

An Access Person shall be considered “In Receipt of Portfolio Information” if he or she has obtained current portfolio trading information or projected trading information pertaining to a Client account from a sub-adviser or otherwise within the preceding seven (7) days.

Related Fund Share

A Related Fund Share is a share issued by an open-end management investment company.

Second Tier Review

A Second Tier Review requires that the Access Person must pre-declare in writing to the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, a Reviewing Attorney:

(i)	the purchase or sale of a specified quantity of a Security;
(ii)	on a specified date that is not earlier than two (2) business days after the date of the request;
(iii)	at a price that is within a specified range of prices.

Prior to any such Second Tier Review being considered complete, the Second Tier Review must be approved in writing by the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, a Reviewing Attorney.

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Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in an open-end management investment company including but not limited to open-end exchange traded funds, unit investment trusts including but not limited to unit investment trust exchange traded funds, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

Any variable annuity or variable life insurance contract is also considered to be a Security for purposes of this Code.

The following are not considered Securities for the purposes of this Code: Currency futures, commodities and futures, and options traded on a commodities exchange. However, futures and options on any group or index of securities are considered Securities for purposes of this Code.

Access persons

Access persons is defined on page 4 of this Code.

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APPENDIX II

Allianz Life Financial Services, LLC

ACKNOWLEDGEMENT CERTIFICATION

FOR

CODE OF ETHICS

AND

INSIDER TRADING POLICY

I hereby certify that I have received, read and understand the attached Allianz Life Financial Services, LLC Code of Ethics and Insider Trading Policy and that I acknowledge that I am subject to it. Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions are required to be disclosed or reported thereunder if I am an Access Person as that term is defined in Rule 17j-1, and I must comply in all other respects with the requirements of the Code.

Date:
Signature

Print Name
For internal use only.	18

APPENDIX III

Allianz Life Financial Services, LLC

TRADE PRECLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH SECURITY

Name of Access Person:

Broker:

Account Number:

Buy or Sell:

Quantity:

Ticker:

Issue (Full Security Description):

Are you In Receipt of Portfolio Information (yes or no) ___________

If yes, see Code Section 1.3.2.

Is the Security an IPO (yes or no)? ___________

If yes, this transaction is strictly prohibited and will not be approved.

Is the Security a private placement (yes or no)? ___________

If yes, Second Tier Review is required, please provide the Second Tier Review information outlined below.

Have you purchased or sold the same security or a substantially similar security issued by the same issuer within the preceding thirty (30) days (yes or no)? ___________

If yes, will today’s transaction result in an investment gain (yes or no)? ___________

If yes, Second Tier Review is required and exigent circumstances may have to be demonstrated, please provide the Second Tier Review information outlined below.

Second Tier Review Information:

Proposed date of Purchase/Sale:

Price Range of Proposed Purchase/Sale:

Special Instructions (if any):
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Approvals are valid until the close of business on the date approval has been granted (the “Transaction Date”). Accordingly, GTC (good ‘til canceled) orders are prohibited. A new preclearance form is required if a trade is not executed by the close of business on the Transaction Date. It is each employee’s responsibility to comply with all provisions of the Code. Obtaining preclearance satisfies the preclearance requirements of the Code and does not imply compliance with the Code’s other provisions.

By signing below (or by emailing this request to the Chief Compliance Officer) the employee certifies the following: The employee agrees that the above order is in compliance with the Code and is not based on knowledge of an actual client order in the security that is being purchased or sold, or knowledge that the security is being considered for purchase or sale in one or more specific client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The employee also acknowledges that he/she is not in possession of material, non-public information pertaining to the security or issuer of the security.

Access Person Signature:

Date:

Approvals

This area reserved for Compliance Use only
Trade Has Been	Date Approved	Approved By

☐ Approved ☐ Not Approved

Comments:

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APPENDIX IV

PERSONAL SECURITIES TRANSACTION REPORT

For the Quarter Ended ___/___/___

Allianz Life Financial Services, LLC

Were all transactions in the quarter reported on confirmations or account statements provided to the Distributor, or are they attached to this form, and did the confirmations or account statements contain the information required by this form (yes or no)? _______________ If yes, trades are not required to be listed on this form. This report must be submitted to the Distributor’s Chief Compliance Officer no later than 30 days after the close of the calendar quarter.

Was a new brokerage, mutual fund or variable product account established in the quarter (yes or no)? __________

If yes, name broker: ____________________________________

TRADE DATE	BOUGHT/SOLD	SECURITY NAME/TICKER SYMBOL OR CUSIP	QUANTITY*	BROKER & ACCOUNT NO.	PRICE BUY/SELL

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities

☐ Check this box if transaction statements for all transactions are attached.

Signature	Date

Print Name
For internal use only.	21

APPENDIX V

Allianz Life Financial Services, LLC

INITIAL PERSONAL SECURITIES HOLDINGS REPORT

In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these securities are held. This includes not only securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer. This report is current as of a date not more than 45 days prior to my becoming an Access Person.

Name of Access Person:

Broker(s) at which Account(s) is (are) maintained:

NAME ON ACCOUNT	BROKER	ACCOUNT #

For each account, attached is the most recent account statement listing Securities in that account. By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code). Listed below are all Securities that are not reflected in an account statement.

Security Name/Ticker Symbol or CUSIP	Quantity*	Security Name/Ticker Symbol or CUSIP	Quantity*

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all Securities in which I have Beneficial Ownership as defined in the Code.

Signature	Date

Print Name
For internal use only.	22

APPENDIX VI

Allianz Life Financial Services, LLC

ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these securities are held. This includes not only securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer. This report is current as of a date not more than 45 days prior to the date I will submit this report.

Name of Access Person:

Broker(s) at which Account(s) is (are) maintained:

NAME ON ACCOUNT	BROKER/DEALER	ACCOUNT #

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code). Listed below are all Securities that are not reflected in an account statement.

Security Name/Ticker Symbol or CUSIP	Quantity*	Security Name/Ticker Symbol or CUSIP	Quantity*

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities

(Attach separate sheet if necessary)

I certify that this form identifies all Securities in which I have Beneficial Ownership as defined in the Code.

Signature	Date

Print Name
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